PRESS RELEASE

American Express Global Business Travel completes acquisition of Egencia from Expedia Group

London, UK; Seattle, Wash – November 2, 2021 American Express Global Business Travel (GBT), the world’s leading business partner for managed travel, has successfully completed the acquisition of Egencia, the leading digital travel management platform. As part of the transaction, Expedia Group has become a shareholder in GBT. Expedia has also entered into a long-term agreement to provide accommodations supply to GBT.

GBT will accelerate investment in the Egencia brand, its people and technology. GBT and Egencia will together offer the leading solutions across every segment of business travel. Teaming Egencia with GBT’s Supply MarketPlace, one of the most comprehensive sources for content and experiences in business travel, provides customers with more value and choice and offers suppliers enhanced access to business travelers.

Paul Abbott, GBT’s CEO, said: “Bringing GBT and Egencia together will create a winning formula that will define the future of travel. We will provide unrivalled value, choice and experiences to customers. Unrivalled value because together we’ll have the best content and deliver the best savings. Unrivalled choice because no one comes close to the breadth and depth of solutions we will offer. And unrivalled experiences because we have the best people and technology in the industry.”

Mark Hollyhead, President of Egencia, said: “Today is a significant moment in realizing the next important chapter for Egencia. Becoming part of an organization totally focused on business travel will accelerate Egencia’s growth and amplify what we do best – offer technology-driven solutions that address the ever-evolving needs of business travel and its many stakeholders.”

Ariane Gorin, President, Expedia for Business, added: “We are pleased to see Egencia grow with this new opportunity, especially as business travel comes back. At Expedia Group, we power thousands of partners around the world with our best-in-class technology and vast inventory. Closing this deal, including our long-term agreement to provide lodging supply to GBT, is an important step forward in our ambition to power the entire travel ecosystem and help all of our partners achieve their goals.”

With the close of the transaction, Mark Hollyhead, President of Egencia, will continue to lead the Egencia business reporting directly to GBT CEO Paul Abbott and will join GBT’s executive leadership team.

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Media contacts:
For American Express Global Business Travel
Martin Ferguson
Martin.ferguson@amexgbt.com

Expedia Group
Dave McNamee
dmcnamee@expediagroup.com

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About American Express Global Business Travel
American Express Global Business Travel (GBT) is the world’s leading business partner for managed travel. We help companies and their employees prosper by making sure travellers are present where and when it matters. We keep global business moving with the powerful backing of travel professionals in more than 140 countries. Companies of all sizes, and in all places, rely on GBT to provide travel management services, organise meetings and events, and deliver business travel consulting.

About Expedia Group
Expedia Group, Inc. companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. Our organization is made up of four pillars: Expedia Services, focused on the group’s platform and technical strategy; Expedia Marketplace, centered on product and technology offerings across the organization; Expedia Brands, housing all our consumer brands; and Expedia for Business, business-to-business solutions and relationships across the travel ecosystem. The Expedia Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, and Expedia Cruises™.

© 2021 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

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